# American Housing Income Trust, Inc. Announces the Acquisition of 10 Homes Valued in Excess of One Million Dollars

PHOENIX, July 28, 2016 /PRNewswire/ -- American Housing Income Trust, Inc. ("AHIT" or the "Company") (OTCQB: AHIT) today announced that it is set to close on the acquisition of 6 single-family homes and 4 multi-family units through its umbrella partnership – AHIT Northern NM Properties, LLP. The properties are located in the State of New Mexico and the aggregate purchase price for all 10 homes is approximately $1.333M, exclusive of closing costs. The acquired properties average 1,900 square feet and are primarily three-bedroom, two bath homes. Of the acquired properties, all are currently subject to long-term leases.

Jeff Howard, Chief Executive Officer and President of the Company commented, "Our continued goal is to increase the expansion of our portfolio and we're pleased to add these New Mexico properties to our growing list of homes." Sean Zarinegar, Chairman of the Board and Chief Financial Officer of the Company commented, "We are extremely pleased with the acquisition and believe these properties bring significant value to the company to further our objectives. American Housing Income Trust now owns a total of 59 homes in Arizona, Nevada, Texas, and New Mexico." Mr. Zarinegar further commented that the acquisition through its umbrella partnership will set the platform for future similar structures commonly referred to as UPREIT transactions, or 721 tax-deferred exchanges. Additional information regarding these purchase contracts can be found in the Company's disclosures with the Securities and Exchange Commission.

**About American Housing Income Trust, Inc.**

American Housing Income Trust Inc., is incorporated in the State of Maryland and is listed on the Over-the-Counter QB, or "OTCQB", as a compliant, fully reporting entity with the Securities and Exchange Commission. Our focus is on employing a disciplined acquisition strategy, operational efficiencies, as well as maintaining a full understanding of local, regional, and national housing fundamentals. As part of our marketing strategy, we promote the benefits of single-family rental living compared to apartment dwelling. The company intends to qualify as a REIT for federal income tax purposes and would not be subject to federal income tax to the extent that it distributes at least 90% of its taxable income to its shareholders. AHIT has incorporated the assets of its subsidiaries that launched their initial business plan to acquire portfolios of SFR's in 2010 and is headquartered in Phoenix, AZ through its wholly-owned subsidiary, American Realty Partners, LLC.

**Forward Looking Statement**

*This press release contains forward-looking statements that relate to expectations, beliefs, projections, future plans and strategies, anticipated events and similar expressions. Forward-looking statements may be identified by use of words such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," or "potential" or similar words or phrases which are predictions of or indicate future events or trends. Statements such as those concerning potential acquisition activity, investment objectives, strategies, opportunities, other plans and objectives for future operations or economic performance are based on the Company's current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Any of these statements could prove to be inaccurate and actual events or investments and results of operations could differ materially from those expressed or implied, including the ability of the Company to qualify and operate as a REIT. To the extent that the Company's assumptions differ from actual results, the Company's ability to meet such forward-looking statements, including its ability to invest in a diversified portfolio of quality real estate investments and to qualify and operate as a REIT, may be significantly and negatively impacted. You are cautioned not to place undue reliance on any forward-looking statements and the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, future events or other changes. Please refer to Company's filings with the Securities and Exchange Commission for further information.*

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SOURCE American Housing Income Trust, Inc.